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                                                                 Exhibit 99

FOR IMMEDIATE RELEASE
                                   Media Contact: Hilary Kaye or Joan Murray

                                   Hilary Kaye Associates
                                   (714) 426-0444 (PST)
                                   or jmurray@hkarmarcom.com

                                   Investor Relations Contact: Craig Dickson
                                   Financial Relations Board
                                   (312) 266-7800 (CST)

                                   Tufts University Contact: Margaret Combs
                                   (508) 839-7910


               PHOTOGEN TECHNOLOGIES APPOINTS DR. GERALD WOLF

              MEDICAL DIRECTOR; CANCER STUDIES TO BE FOCUS OF FIVE-YEAR

                       AGREEMENT WITH TUFTS UNIVERSITY


(Knoxville, TN, Aug. 26, 1999) - Photogen Technologies, Inc. (OTC BB: PHGN) today announced the appointment of Gerald Wolf, Ph.D., M.D., a leading researcher in the field of interventional radiology, as its Medical Director and a five-year agreement with Tufts University School of Veterinary Medicine to develop new cancer treatments.

Photogen also stated that under Dr. Wolf's direction, the Company's oncology program will be expanded to add breast cancer to its lung and prostate cancer treatment studies.

Dr. Wolf, previously a professor at Harvard Medical School, is the former Director of the Center for Imaging and Pharmaceutical Research at Massachusetts General Hospital. Dr. Wolf's primary research focus has been non-invasive and minimally invasive cancer treatments. Most recently, Dr. Wolf has been working with Photogen to develop a non-invasive photodynamic treatment for prostate and lung cancer.

Dr. Wolf will transfer his group to Tufts, a leading veterinary school with outstanding animal facilities that treats animals with naturally occurring cancers. He is Professor Emeritus at Harvard University and will also become a Research Professor at Tufts University School of Veterinary Medicine. As part of the new alliance, Photogen will provide Tufts with a new Picker

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CT Scanner (computed tomography) with highly sophisticated imaging capabilities for Dr. Wolf's cancer program.

"These are very significant announcements for Photogen," commented John Smolik, Photogen's president and chief executive officer. "Dr. Wolf is uniquely qualified to lead Photogen's efforts in the development of photodynamic technologies for non-invasive or minimally invasive cancer treatments. Dr. Wolf and his team will bring the technical expertise, leadership and medical experience to drive our early experimental results through clinical trials and into successful new cancer treatments for humans and animals."

Dr. Wolf is a leading investigator whose research utilizes modern imaging technology, such as computed tomography (CT), ultrasound or magnetic resonance imaging (MRI), along with enhancing agents such as photoactive drugs, to guide minimally invasive treatments of cancer. He is the author of numerous articles in peer-reviewed journals, and is an inventor with respect to five world-wide patents and several patent applications under review.

"I am very pleased to assume the position of Medical Director, a logical next step in my relationship with Photogen. The Company is involved in exciting research on many fronts and I look forward to helping move this research from pre-clinical to clinical studies and to eventual human use," Dr. Wolf said.

In pre-clinical studies, Dr. Wolf and Photogen have demonstrated that a widely used compound selectively binds with tumor tissue and is retained in the tumor for many days. This provides improved contrast and thus clearly shows tumor margins during a CT scan.

"The relationship with Tufts is expected to bring significant value," commented Dr. Wolf. "We will be able to help treat animals with naturally occurring cancer, an ideal situation for Photogen and Tufts. Our results will help us plan more effective clinical trials for humans with cancers or tumors surrounded by normal tissues that must be preserved. It's a true win-win situation."

Dr. Philip Kosch, dean of the Tufts University School of Veterinary Medicine, said, "This five-year agreement with Photogen Technologies represents a wonderful opportunity to advance both human and animal health."

Dr. David Ruslander, veterinary radiation oncologist at Tufts, added, "We are very excited to be working with Dr. Wolf and Photogen on these projects because the results eventually can benefit both human and animal cancer patients. New state-of-the-art computed tomography capabilities and a three-dimensional radiation treatment planning system will be added to the Foster Hospital for Small Animals at Tufts, which will benefit our veterinary patients."

Smolik commented, "Although we have a great deal of scientific and regulatory work to do before we have a marketable product, our recent and ongoing discoveries may ultimately

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significantly reduce treatment costs and greatly improve the quality of life for cancer patients." He added that breast, lung and prostate cancers are among the most prevalent cancers in the United States today.

Tufts University School of Veterinary Medicine is New England's only veterinary school. It has the largest residency-training program in veterinary emergency and critical care in the United States. The School's Center for Animals and Public Policy offers the country's only graduate degree in the field of human/animal relationships and related public policies. It is world-renowned for its signature programs in wildlife medicine and international veterinary medicine.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related health-care products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using light energy from lasers and x-rays to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. Photogen's proprietary technology is covered under existing U.S. patents and additional pending applications in the U.S. and worldwide. The company has no products or operating revenues at this time.


Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.